Exhibit 99.1

Contact: Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL COMMITS TO EXTENSION OF $105.0 MILLION SECURED CREDIT FACILITY

CHATTANOOGA, Tenn. (May 14, 2009) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it has executed a term sheet for the extension and modification of its secured credit facility for up to $105.0 million. Subject to the preparation and execution of loan documentation and other customary closing conditions, the facility will be extended to June 2011 at an interest of 300 basis points over the LIBOR with a floor rate of 4.5%. First Tennessee Bank NA served as Administrative Agent.

“We are pleased to have finalized this extension, which is a continuation of the Company’s efforts to solidify our balance sheet,” said John Foy, Chief Financial Officer for CBL & Associates Properties, Inc. “We appreciate the confidence and support of First Tennessee Bank as well as each of the other banks involved in the line.”

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 86.0 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has four projects under construction totaling 2.4 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; The Promenade in D’Iberville, MS; and one lifestyle/associated centers. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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